SUB-ITEM 77 C

On February 11, 2005, the Trust held a Special Meeting of Shareholders of the AlphaTrak500 Fund and the Strategic Income Fund to consider certain amendments to the Investment Management Agreement with respect to the two funds and to consider a proposal to make the Strategic Income Fund a non-diversified fund. The meeting was adjourned until February 24, 2005, at which time each of the proposals was approved and the following votes were recorded:

PROPOSAL 1: (VOTING BY SHAREHOLDERS OF THE STRATEGIC INCOME FUND):

	With respect to the proposal of an amendment to the Investment Management Agreement with the Adviser on behalf of the Metropolitan West Strategic Income Fund and the payment to the Adviser of advisory fees held in escrow the following votes and percentages were recorded:

         Shares Voted        Dollars Voted     % of Outstanding
                                                Shares/Dollars

For       10,917,904.008     124,136,568.57      66.670%
Against       22,927.000         260,679.99       0.140%
Abstain       73,702.089         837,992.75       0.450%


PROPOSAL 2: (VOTING BY SHAREHOLDERS OF THE ALPHATRAK 500 FUND):

	With respect to the proposal of an amendment to the Investment Management Agreement with the Adviser on behalf of the Metropolitan West AlphaTrak 500 Fund and the payment to the Adviser of advisory fees held in escrow the following votes and percentages were recorded:

         Shares Voted        Dollars Voted     % of Outstanding
                                                Shares/Dollars

For      15,052,018.240      116,954,181.72       80.039%
Against       4,482.188           34,826.60        0.024%
Abstain         405.000            3,146.85        0.002%


PROPOSAL 3: (VOTING BY SHAREHOLDERS OF THE STRATEGIC INCOME FUND)

	With respect to the proposal to approve a change in the classification of the Metropolitan West Strategic Income Fund from a diversified company to a non-diversified company the following votes and percentages were recorded:

          Shares Voted       Dollars Voted     % of Outstanding
                                                Shares/Dollars

For      10,918,567.097      124,144,107.89       66.674%
Against      17,211.000          195,689.07        0.105%
Abstain      78,755.000          895,444.35        0.481%